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Elizabeth Castro
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Investor Relations:
Mary Ann Wall
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For Immediate Release

July 8, 2004

Peoples Energy Announces Senior Management Moves

First Steps in Strategic Reorganization

CHICAGO - Peoples Energy (NYSE: PGL) today announced key senior management changes affecting its utility subsidiaries, Peoples Gas and North Shore Gas. The changes, which are effective immediately, are the first steps in implementing a strategic reorganization of the company.

William E. Morrow, 48, was elected executive vice president of Operations for Peoples Energy. In his new position, Morrow's responsibilities expand to oversight of all of the company's Midwest-based operations, including the two utilities. With this change, Morrow, who is also president of Peoples Energy Resources, will have responsibility for performance of all Peoples Energy operating units except its Houston-based Oil and Gas Production Company. Morrow will continue to report to the chairman, president and CEO of the holding company, Thomas M. Patrick.

"Bill has been with Peoples Energy for over 25 years, of which more than 15 years were spent in a wide array of utility operating functions," said Patrick. "More recently, he has overseen the development of the company's Midwest based diversified businesses. Last year, these businesses - which began as startups - earned $30 million in operating income, a testimonial to his fine leadership. Bill brings to his new position a blend of broad operating knowledge and strong business development skills."

Desiree G. Rogers, 45, was elected president of Peoples Gas and North Shore Gas, succeeding Donald M. Field. She will have direct responsibility for the utilities' field operations, customer functions and gas supply management. Rogers was previously senior vice president, Customer Service, of the utilities. In her new position, Rogers will report to Morrow. She remains responsible for oversight of external relations.

"Desiree has earned this presidency," said Patrick. "Since joining Peoples Energy in 1997, she has taken on a series of tough assignments with great success, most recently in restructuring critical business functions to better meet customer needs while improving financial results. She is an excellent leader for our new initiatives in our utilities."

Field will remain an executive vice president of Peoples Energy until his retirement on Oct. 1, closing out a 33-year career. Field continues to represent the company's interests in a variety of industry and civic organizations. "Don Field has been a major contributor to the success of Peoples Energy and its utilities," said Patrick. "He led the way in introducing operating efficiencies and improved reliability through technology innovations. His leadership has helped our utilities avoid seeking rate increases for nearly 10 years. We wish him well as he moves toward retirement."

The business environment for the company's utilities has become increasingly challenging, as they face reduced deliveries and margins at the same time that operating costs are rising.

"The company is committed to taking action to protect customers from the rising costs of doing business while continuing to deliver solid results for its shareholders", said Patrick. "Today's appointments are initial steps in a strategic reorganization that will support this commitment, by streamlining the company's management structure and refocusing on new sources of efficiency and revenue."

The reorganization, details of which will be announced later this summer, is not expected to result in a reduction in the company's union workforce.

"As always, Peoples Energy remains committed to safe and reliable service and overall operational excellence," said Patrick. "Our bottom line remains the continuous improvement in our customers' satisfaction with our service."

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

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Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to, the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; effectiveness of the company's risk management policies and the creditworthiness of customers and counterparties; changes in the nature of the company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather and price effects on energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.